UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 17, 2008

YINLIPS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52930	20-8057623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2929-31, NanGuang JieJia Building
No. 3037 Shen South-mid Road, FuTian District, ShenZhen, GuangDong, People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-2601-8046

SRKP 17, Inc.
4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (the “8-K/A”) amends and restates in its entirety the Current Report on Form 8-K for Yinlips Technology, Inc. (the “Company”) dated October 17, 2008 and filed with the Securities and Exchange Commission on October 23, 2008 (the “Original 8-K”) to amend the description of the private placement of shares of the Company’s Series A Convertible Preferred Stock described in Items 1.01, 2.01, 2.02, 3.02 and 5.01.

Item 1.01  Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Share and Warrant Exchange Agreement dated September 22, 2008 (the “Exchange Agreement”), as reported in the Current Report on Form 8-K filed with the Securities Exchange Commission on September 24, 2008. A copy of the Exchange Agreement is attached hereto as Exhibit 2.1.

See Item 2.01, below, regarding the discussion of the subscription agreements relating to the private placement of shares of our Series A Convertible Preferred Stock, a form of which is attached hereto as Exhibit 10.4.

Item 2.01  Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, “our”, “Company” and “Yinlips” refer to Yinlips Technology, Inc., a Delaware corporation, formerly known as SRKP 17, Inc. (“SRKP 17”), Podium Technology Limited, a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of SRKP 17 (“Podium”) , and Yinlips Digital Technology (Shenzhen) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Podium (“Shenzhen Yinlips”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

The Company was incorporated in the State of Delaware on December 7, 2006 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On October 17, 2008, the Company (i) closed a share and warrant exchange transaction, described below, pursuant to which the Company became the 100% parent of Podium, and (ii) assumed the operations of Podium and its wholly-owned subsidiary, Shenzhen Yinlips. On October 20, 2008, the Company changed its name from SRKP 17, Inc. to Yinlips Technology, Inc. Shenzhen Yinlips was founded in April 2001 in Shenzhen, China. Podium is primarily a holding company and was founded in July 2007 in the British Virgin Islands.

The Company’s business primarily focuses on the design, manufacture and marketing of CRT, LCD, and a series of portable electronic devices. The Company’s range of portable electronic devices and other electronic products include the following:

•	Micro PCs;
•	HD hard disk multimedia players;
•	MP6 players;
•	MP5 players;
•	MP4 players with gaming features;
•	MP3 players; and
•	Digital photo frames.

The Company’s manufacturing and product development facilities are located in the PRC, which enables the Company to produce cost-effective products and increases our competitiveness in the digital products market. The Company’s products are distributed worldwide to markets in the United States, Europe, China, Southeast Asia and emerging markets, such as Mexico, Brazil, Japan, Korea and Iran.

The Company’s corporate offices are located at Room 2929-31, NanGuang JieJia Building, No. 3037 Shen South-mid Road, FuTian District, ShenZhen, GuangDong, People’s Republic of China.

THE BRIDGE FINANCING

On May 30, 2008, Podium executed a Note and Warrant Purchase Agreement with Trillion Growth China LP and Midsouth Investor Fund LP, for a $600,000 term loan (the “Bridge Financing”). In connection with the Bridge Financing, Podium paid a bridge loan fee of $18,000 to the placement agent for the Private Placement described below. The Bridge Financing was repaid out of proceeds of the Private Placement. In addition, Podium issued the lenders in the Bridge Financing five-year warrants to purchase an aggregate of 300,000 shares of common stock at a per share exercise price of $1.10 (the “Bridge Warrants”).

PRINCIPAL TERMS OF THE SHARE AND WARRANT EXCHANGE

On September 22, 2008, SRKP 17 entered into a share and warrant exchange agreement (the “Exchange Agreement”) with Podium, Shenzhen Yinlips and the sole shareholder and the warrantholders of Podium. Pursuant to the Exchange Agreement, SRKP 17 agreed to issue an aggregate of 65,795 shares of its common stock to the shareholder of Podium and/or his designees in exchange for all of the issued and outstanding shares of Podium and warrants to purchase an aggregate of 300,000 shares of its common stock at an exercise price of $1.10 per share to the warrantholders of Podium and/or their designees in exchange for all of the issued and outstanding warrants of Podium (the “Exchange”). The Exchange closed on October 17, 2008.   SRKP 17 issued no fractional shares in connection with the Exchange.

Immediately after the closing of the Exchange but prior to the Private Placement, the Company had outstanding 7,162,185 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share and warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share.

Pursuant to the terms of the Exchange, the Company agreed to register a total of 1,125,000 shares of common stock and 665,091 shares of common stock issuable upon the exercise of outstanding warrants held by stockholders of SRKP 17 immediately prior to the Exchange. Of the shares, 229,613 shares of common stock and 135,745 shares of common stock underlying the warrants would be covered by the registration statement filed in connection with the Private Placement (described below) and 895,387 shares of common stock and 529,346 shares of common stock underlying the warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the 6-month period that immediately follows the date on which the Company files the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Exchange, on October 20, 2008, the Company changed its corporate name from “SRKP 17, Inc.” to “Yinlips Technology, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange. The transactions contemplated by the Exchange Agreement were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2008 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On October 17, 2008, concurrently with the close of the Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 4,473,583 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $1.10 per share, for gross proceeds of approximately $4.9 million. The Company agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the Private Placement within 60 days of the closing of the Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.4. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until 90 days after the Company’s common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over an 11-month period. After commissions and expenses, the Company received net proceeds of approximately $3.4 million in the Private Placement.

The placement agent was paid a commission equal to 9% of the gross proceeds from the financing, in addition to a $90,000 success fee for the Exchange, for an aggregate fee of $533,000. Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was Chief Financial Officer and an officer and director prior to the Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Exchange.

THE PURCHASE RIGHT AND SHARE AND WARRANT CANCELLATION

After the Exchange, we intend to offer Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock at a per share purchase price of $0.415 (the “Purchase Right”). Each of the shareholders and warrantholders of SRKP 17 prior to the Exchange agreed to cancel 0.91867 shares of common stock and warrants to purchase 0.98943 shares of common stock held by each of them for each one (1) share of common stock purchased by Mr. Zhao pursuant to the Purchase Right (the “SRKP 17 Share and Warrant Cancellation”). Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by certain of our stockholders and warrantholders prior to the Exchange. Upon the full exercise of the Purchase Right, we will have issued and outstanding 7,690,795 shares of our common stock, 4,473,583 shares of Series A Preferred Stock, and warrants to purchase 965,091 shares of our common stock.

RESTRUCTURING OF THE COMPANY

Our BVI subsidiary, Podium, was owned by a non-PRC individual. Podium obtained all the equity interests of Shenzhen Yinlips further to an Equity Transfer Agreement dated December 28, 2007 (the “Original Equity Agreement”) by and among Podium, Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, and Zhang Weiqiang. The Original Equity Agreement received approval by the Shenzhen Bureau of Trade and Industry on January 15, 2008 and Shenzhen Yinlips filed all required applications and received all appropriate SAFE approvals from the Shenzhen branch of MOFCOM. The Original Equity Agreement was amended and restated in September 2008 (the “Restated Equity Agreement”) to increase the total purchase price of the equity interests of Shenzhen Yinlips to RMB 19,200,000.

Following the Exchange, we intend to offer our Chief Executive Officer, Zhao Zifeng, the Purchase Right described above. Assuming the full exercise of the Purchase Right, Mr. Zhao will own approximately 53.43% of our outstanding common stock. See ”Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Events” beginning on page 30 and “Risk Factors” beginning on page 13 below for a more complete description of the aforementioned restructuring and risks associated therewith.

This current report is not an offer of securities for sale. Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

YINLIPS’ BUSINESS

Overview

With respect to this discussion, the terms “Yinlips” and the “Company” refer to Yinlips Technology, Inc. and its wholly-owned subsidiary, Podium Technology Limited, a company organized under the laws of the British Virgin Islands (“Podium”), and Yinlips Digital Technology (Shenzhen) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Podium (“Shenzhen Yinlips”). Shenzhen Yinlips and Podium were founded in 2001 and 2007, respectively, and are based in Shenzhen, China and the British Virgin Islands, respectively.

Our Company

We design, manufacture and market CRT, LCD, and a series of portable electronic devices, including Micro PCs, HD hard disk multimedia players, MP6s, MP5s, MP4s with gaming features, MP3s and digital photo frames. Our core customer base consists of wholesalers and consumer resellers. With the exception of our sales in China, our products are primarily sold to our other customers through original design manufacturer (ODM) sales where our customers purchase our products to resell under its own brand. To a lesser extent, we also sell our products outside of China under our own brand name in countries such as Japan, Brazil and Andorra.

Industry

General

Over the past two decades, technological advancements in the electronic industry have greatly expanded portable device capabilities. Portable electronic devices include portable multimedia players (PMPs), portable computers, PDAs, portable game consoles and other related products. The popularity of these devices is benefiting from reductions in size, weight and construction and improvements in functionality, storage capacity and reliability.

China

China’s market for digital consumer electronics has been growing, due in part to the country’s rapid economic growth. In 2006, China’s per capita GDP exceeded $2,000 US dollars for the first time. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still relatively low on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of portable electronic devices is expected to increase. China has a number of benefits in the manufacture of portable electronic devices, which are expected to drive this growth:

—	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.
—	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.
—
Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including portable electronic devices.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiates us from our competitors:

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Our Chief Executive Officer, Zhao Zifeng, has over 15 years of experience in the consumer electronics industry, which has been a key factor in establishing long-lasting and valuable business relationships. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Design and manufacturing capabilities

We employ a rigorous and systematic approach to product design and manufacturing. We employ a senior design team with members educated by top colleges in China, with an average of 8 to 10 years of experience. Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, famous domestic universities and research institution and our core chip suppliers. We have our own SMT automatic production line and the SMT machines made by Panasonic and JUKI. To ensure the stability of product quality and timely delivery of goods, we process the procedure of SMT, soldering, assembly and packaging independently. Our modernized production lines include automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications. Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, and RoHS certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Well-established distribution channels

We sell our products through a well-established network of distributors and resellers allowing us to penetrate customer markets worldwide. We have distributors in nearly every province in China. We attended various trade fairs for electronic products, including China Hi-tech Fair (Shenzhen), Canton Fair, Hong Kong Electronics Fair and International CES Las Vegas to promote our products. Our products are now sold in several famous home appliances chain stores like, Gome, Suning, Carrefour and Broadway. Many foreign companies, for example, AMERICA HI FI, KINGSTON, MARSHRL, Mormaii, Victory, GAASA, Sankey, Royal, Manta, Werlisa, National Star, Telefunken, Practika Pro, Aniko are our long-term customers.

Customer first service approach

We provide closed and one-stop services for customers. We offer flexible delivery methods and product feedback opportunities to our customers and the suitable solution will be discussed and provided. We constantly evaluate and identify our strongest customers in each distribution channel and focus our sales efforts towards the largest and fastest growing distributors and resellers. For ODM customers, first hand information will be provided during the production stage and quality assurance issue is closely watched to ensure the quality is guaranteed as promised to the customers. In addition, our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Our Strategy

Our goal is to be a global leader in the development and manufacturer of portable electronic devices through the following strategies:

•  Enhance brand awareness. We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our portable electronic devices. We believe a strong brand offers a competitive advantage and so we intend to devote additional resources to strategic marketing promotion in an effort to increase brand awareness and product recognition and heighten consumer loyalty. We aim to develop the “Yinlips” name into an internationally recognizable brand.

•  Expand sales network and distribution channels. We continue to seek additional penetration in existing markets as well as in new domestic and global markets. We intend to expand our sales and customer service networks of agents and dealers in China and into new and existing international markets. We also intend to develop relationships with a broader set of wholesalers, distributors and resellers and increase ODM sales globally, all in order to expand the market availability of our products. We expect that these relationships will allow us to diversify our customer base and increase the availability and exposure of our products.

•  Build partnerships with existing clients. To further diversify our product offering and strengthen existing client relationships, we intend to explore opportunities for product expansion with existing clients. Our strategy is to establish partnerships with existing clients whereby we develop and manufacture new products based on client needs with the clients contributing a portion of the research and development expenses. We expect that these partnerships will increase our sales revenue and product offerings.

•  Affordable Products.   We believe that price is a primary factor in determining how quickly portable electronic devices are adopted by consumers. We continue to explore ways to control the cost of product manufacturing in order to provide our products at low prices to our customers while continuing to offer high quality products.

Products

We currently offer a range of portable electronic devices including the following:

Micro PC. The Micro PC combines the advantages of a laptop, PDA, smart phone, MP5, game player and learning machine, with the Win CE operating system, touch panel, WIFI, Bluetooth, instant messaging (like QQ, MSN or SKYPE), 3D gaming and office software. Demand for Micro PCs has grown as consumers seek smaller footprints for portable computers. Micro PCs offer more versatility and enhanced applications over currently available PDAs and heightened portability over laptop computers. In October 2007, we introduced our first Micro PC, the Micro PC YDP-G69, which has been granted the “Electronics Design Award” by Global Sources. The Micro PC YDP-G69 was our first entry into the notebook computer market. We currently offer four models of the Micro PC.

HD Hard Disk Multimedia Player. We introduced a series of HD hard disk multimedia players that support all video formats including MPEG1/2/4, AVI, H.264, VC1, Xvid, TS, TP, WMV9, MKV, ISO, M2TS, and various audio formats including DTS, AAC, FLAG, AC3, MP3, WMA, PCM. With a capacity of 20G to 160G, HD hard disk multimedia players are able to store up to dozens of movies and thousands of pieces of music. It has HOST functions and can be directly connected with a PC so that users are able to download films and music from the internet . It is expected that HD hard disk multimedia players may eventually replace DVDs.

MP6 Player. Our MP6 player has all the functions of the MP5 player and in addition, it has an adopted touch panel and a 2 to 5 megapixel camera so that it can take high definition photos. Our MP6 player also supports long-distance recording and RF functions with a built-in memory of 8G to 16G and a external card of 8G. It can also be used as a hard disk.

MP5 Player. In 2007, we introduced our first MP5 player with the clam-shell design. Our MP5 player has overcome the technical barriers of video conversion and is able to play the popular network video formats, such as 3GP, MP4, Rm and Rmvb. Furthermore, our MP5 player supports 32-bit games and a camera. Additionally, with the use of an audio visual cable, users may record programs on the MP5 players or play games their television sets.

MP4 Player with Gaming Features. We offer a line of MP4 media players with a variety of features and functions. All of our MP4 media players play audio and video in multiple formats and display JPEG, BMP and GIF images. Users can play content from a wide range of sources. Our MP4 media players can play video files in AVI, MP4, 3GP and ASF formats; and audio files in MP3, WMA, OGG, ACC,AMR and DRM formats. Our MP4 media players accommodate USB flash drives and external hard drives. Our MP4 models offer gaming functions which are compatible with thousands of games. We also offer MP4 media players with various screen sizes and memory capabilities. Additionally, memory capacity for any model may be increased by purchasing additional commercially available memory cards. The usage of flash memory allows us to offer our customers the maximum amount of memory at affordable prices and allows them to upgrade their memory as their needs require.

MP3 Player. The Yinlips flash MP3 media player is a portable digital music player. Our Yinlips flash MP3 media player has a memory of 1Gb to 4Gb, can store up to 1000 to 2000 songs and is available with either a 1.1 inch or 1.8 inch screen. The Yinlips flash MP3 media player features up to 12 hours of battery life, supports FM radio and multiple languages, and has a long recording time.

Digital Photo Frame. In May 2006, we introduced our first digital photo frame. We currently offer a line of digital photo frames that includes three different models. Customers can insert a memory card in our digital photo frames for an instant slideshow displayed on high-resolution, active matrix LCD screens, viewable from virtually any angle. Our digital photo frames offer contemporary styling that is ideal for display in homes and offices. Our digital photo frames can support various video formats, and to some extent, it can serve as a DVD player.

Net sales for each of our product segments as a percentage of net sales is set forth below:

	Six Months Ended	Year Ended December 31,
	June 30, 2008	2007	2006
Micro PCs	19%	22%	0%
MP3 Players	9%	11%	41%
MP4 Players	24%	46%	46%
MP5 Players	40%	21%	13%
MP6 Players*	—	—	—
Digital Photo Frames	8%	21%	13%
	100%	100%	100%

* We expect to begin sales of our MP6 players in the fourth quarter of 2008.

We are currently devoting research and development and other resources towards the development of new Micro PCs with GPS navigation capabilities, Micro PCs with DVB-T function, and Micro PCs serving network education; HD hard disk multimedia players with higher resolution; and MP5 and MP6 players that are more user-friendly and powerful.

Supply of Raw Materials

Due to our location in Shenzhen which is the center of digital companies and is rich in information, labor and logistics services, we have access to high quality and stable supply chains. Our company has built long-term partnership with key materials suppliers. Raw materials used in the manufacture of our products include liquid crystal displays, control ICs, Flashes, Wifi modules, GPS modules, capacitors, resistors, switches, electrical outlets, batteries, other electrical components, and packaging materials. We procure materials to meet forecasted customer requirements. Special products and large orders are quoted for delivery after receipt of orders at specific lead times. We maintain minimum levels of finished goods based on market demand in addition to inventories of raw materials, work in process, and sub-assemblies and components. We reserve for inventory items determined to be either excess or obsolete.

Our purchasing department locates eligible suppliers of raw materials and strives to use only those suppliers who have previously demonstrated quality control and reliability. For example, we mainly use control IC from Taiwan Sunplus Technology Co., Ltd, Actions Semiconductor (Zhuhai) Co., Ltd., American Sigamatel, MNBT, Samsung and Philips; and displayer mainly from AU Optronics Corp. (AUO), Giantplus Technology Co., Ltd and Samsung; and Flashes are from Samsung. All the companies listed above have designated three to five Shenzhen-based agents to work with the Company, and such stable and long-term cooperation relation ensures the stable supply of key materials. We use operating systems supplied by Microsoft and we intend to sign a software license agreement with Microsoft. Other electrical components and packaging materials have a sound and strong supply resources available in the Pearl River Delta region and we may procure such materials at any time according to our production needs.

Currently, our primary suppliers of raw materials are located in South Korea, Taiwan, United States, and China. We believe that the raw materials and components used in manufacturing our portable electronic devices are available from enough sources to be able to satisfy our manufacturing needs. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond the Company’s control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by various Company-trained staff members to ensure quality control over of each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Our quality control department executes the following functions:

•  setting internal controls and regulations for semi-finished and finished products;
•  testing samples of raw materials from suppliers;
•  implementing sampling systems and sample files;
•  maintaining quality of equipment and instruments; and
•  articulating the responsibilities of quality control staff.

We monitor quality and reliability in accordance with the requirements of ISO 9001 systems. We have received European Union’s CE attestation, Certificate for China Compulsory Product Certification, CE Statement of Conformity, FCC Verification of Compliance and ROHS Certification and ISO 9001:2000 certification. We have passed stringent quality reviews and our products meet digital electronic product standards in China, the United States and Europe. With our strong technological capabilities and use of automated equipment for core aspects of manufacturing process, we believe our product quality meets or even exceeds in certain key aspects international industry standards.

Manufacturing

The manufacture of our portable electronic devices requires coordinated use of machinery and raw materials at various stages of manufacturing. We have a large-scale production base that includes a 34,400 square foot factory, a dedicated design, sales and marketing team, and approximately 200 Company-trained employees. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. We intend to further improve our automated production lines and strive to continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The flow of our manufacturing process is illustrated below:

Sales and Marketing

We have a broad sales network throughout China. Our sales staff works closely with our customers so that we can better address their needs and improve the quality and features of our products. We train our sales network with a focus on teamwork and instill the attitude that the “customer comes first.” The goal is to provide effective incentive mechanisms in an effort to encourage our sales team to aggressively promote our products both domestically in China and internationally.

Our sales network spans across nearly all major provincial-level cities and a majority of municipal cities in China. Our distribution network includes exclusive provincial and regional distributors, resellers and brand-name counters. Our products are now sold in several famous home appliances chain stores, like, Gome, Suning, Carrefour and Broadway under our own brand name.

With the exception of our sales in China, our products are primarily sold to our other customers through original design manufacturer (ODM) sales where our customers purchase our products to resell under its own brand. Some of our ODM arrangements are with well-known brand-names, including AMERICA HI FI, KINGSTON, MARSHRL, IBM, Victory, GAASA, Sankey, Mormaii, Royal, Manta, Werlisa, National Star, Telefunken, Practika Pro and Aniko. To a lesser extent, we also sell our products under our own brand name outside of China, for example, in Japan, Brazil and Andorra.

Net sales based on the location of our customers as a percentage of net sales is set forth below:

	Six Months Ended	Year Ended December 31,
	June 30, 2008	2007	2006
China	47%	35%	36%
North America	17%	35%	39%
South America	8%	5%	3%
Asia (China excluded)	8%	6%	4%
Europe	20%	19%	18%
Total	100%	100%	100%

Since 2008, the Company has adjusted its sales policy to increase the Chinese market share. At present, while over 17% of our sales are made to accounts in North America, including the United States and Mexico, our products are distributed both domestically and worldwide, with approximately 47% of our products distributed in China, 20% in Europe, and 16% in South America and Asia (China excluded) .

We engage in marketing activities such as attending electronics trade fairs, including the China Hi-tech Fair (Shenzhen), Canton Fair, Qingdao Sino CES Fair, Hong Kong Global Source Electronics Fair, and International CES Las Vegas, to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities help in promote our products and brand name among key industry participants.

Major Customers

During the six months ended June 30, 2008, approximately 74.7% of our net sales were generated from our ten largest customers as compared to 48.91% and 50.35% for the years ended December 31, 2007 and 2006.   Shenzhen Yuanjinda Import & Export Co., Ltd accounted for 17.86% of our net sales for the six months ended June 30, 2008. Shenzhen Yuanjinda Import & Export Co., Ltd accounted for 7.5% of our net sales for the year ended December 31, 2007 and   Shenzhen Prance Electronics Technology Co. Ltd. accounted for 7.04% of our net sales for the year ended December 31, 2006.

Research and Development

We focus our product design efforts on both improving our existing products and developing new products. In an effort to enhance our product quality, reduce costs and keep up with emerging digital product trends, we work with our internal research and development center, outsource research institutions and universities and our suppliers to identify emerging digital product trends and implement new solutions intended to meet the current and future needs of the markets we serve. Our Company currently has established cooperation partnership with Philips, Samsung, MNBT and Microsoft. We develop hardware and software for new products according to the specifications and performance of the CPUs supplied by Philips and Samsung, and use the chips with special functions provided by MNBT and the display supplied by Samsung or Taiwan Giantplus   and the operating system supplied by Microsoft. As of June 30, 2008, we employed 16 people in our research and development group.

For the six months ended June 30, 2008 and years ended December 31, 2007 and 2006 we expended $470,297, $969,338and $276,434, respectively, in research and development.

Competition

The market for our products is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements as well as marketing efforts by industry participants. Competition is typically based on design, product innovation, quality, reliability, performance, ease of use and price. The technology behind our portable electronic products has consistently improved over time and we continue to enhance our products to meet the competitive threats from our competitors. Our products primarily compete with products offered by low-cost manufacturers of similar portable digital products, including Beijing Newman Ideal Digital Technology Co., Ltd., Beijing Huaqi Information Digital Technology Co., Ltd. and Shenzhen Jinxing Digital Co., Ltd.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the portable electronic product industry. Our Chief Executive Officer, Mr. Zhao Zifeng, has legal ownership of three patents in China, in addition to four patent applications pending in China, which we use in our business operations. These patents include designs and utility models that relate to our products. On October 4, 2008, we entered into a patent license agreement with Mr. Zhao. We intend to file appropriate license certificates with the Bureau of Intellectual Property in the PRC in late October 2008.

Some of our products are also designed to include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods, based on past experience and industry practice we believe that such licenses generally could be obtained on commercially reasonable terms. However, there is no guarantee that such licenses could be obtained at all. Because of technological changes in the portable electronics industry, current extensive patent coverage and the rapid rate of issuance of new patents, it is possible certain components of our products may unknowingly infringe existing patents or intellectual property rights of others.

We have implemented enhanced file management procedures at the company in an effort to protect our proprietary rights; however, there can be no assurance that our patents and other proprietary rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the China.

We have two registered trademarks in China, with expiration dates between April 2015 and November 2015; and two registered trademark applications, one in China and the other in United States.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We currently hold an environmental permit from the Shenzhen Environment Protection Bureau Nanshan Bureau covering our manufacturing operations.   If we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. Other than the expiration of our environmental approval, we have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.
The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
—	Paris Convention for the Protection of Industrial Property (March 19, 1985);
—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB 500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At June 30, 2008, we had approximately 320 employees. All of our employees are based in China. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and work-related injury insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $6,400 and $4,700 for the years ended December 31, 2007 and 2006, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees. At present, approximately 85% of our employees live in company-provided housing facilities. Under PRC laws, we may be required to make contributions to a housing assistance fund for employees. Presently, a housing assistance fund is not required by the Shenzhen Municipal Government and therefore, we provide free housing facilities to all employees who need accommodation. If in the future, a housing assistance fund is required by the Shenzhen Municipal Government, we will commence contributions to the housing assistance fund.

Effective January 1, 2008, the PRC introduced a new labor contract law that enhances rights for the nation's workers, including open-ended work contracts and severance pay. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with a fixed-term contracts shall be entitled to an indefinite-term contract after a fixed-term contract is renewed twice. Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers.

Properties

Our registered office in China is located Room 2929-31, NanGuang JieJia Building, No. 3037 Shen South-mid Road, FuTian District, ShenZhen, GuangDong, China. We own our registered office.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings involving the Company or its assets.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

If we are unsuccessful in establishing and increasing awareness of our brand and recognition of our products, or if we incur excessive expense promoting and maintaining our brand or our products, our potential revenues could be limited, our costs could increase and our operating results and financial condition would be harmed.

We believe that acceptance of our digital products by an expanding customer base depends in large part on increasing awareness of the Yinlips brand and that brand recognition will be even more important as competition in our market increases. Successful promotion of our brand depends largely on the effectiveness of our marketing efforts and on our ability to develop reliable and quality products at competitive prices. In addition, globalizing and extending our brand and recognition of our products and services is costly and involves extensive management time to execute successfully. Further, the markets in which we operate are highly competitive and some of our competitors already have substantially more brand name recognition and greater marketing resources than we do. Our future brand promotion activities may involve significant expense and may not generate desired levels of increased revenue, and even if such activities generate some increased revenue, such increased revenue may not offset the expenses we incurred in endeavoring to build our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in our attempts to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and as a result our operating results and financial condition would suffer.

We derive a substantial portion of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial proportion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of portable electronic devices are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Consumer electronic devices such as those we offer are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. Consumer electronics products are subject to rapid technological changes which often cause product obsolescence. Companies within the consumer electronics industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, electronic device distributors expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device distributor’s own profit margins. As a result, we have previously reduced the price of some of our portable electronic products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The consumer electronics industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the medium- to high- priced sector of the consumer electronics market and compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design;

•	consumer acceptance of our trademark; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Our revenues and earnings could be materially and adversely affected if we cannot anticipate market trends or enhance existing products or achieve market acceptance of new products.

Consumers for portable electronic devices have many products to choose from and we must compete with these devices in order to sell our products and generate revenues. Our success is dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner, as well as expanding into new markets and developing new products. In addition, to increase our penetration of current markets and gain footholds in new markets for our products, we must maintain our existing products as well as integrate them with new products. We may not be successful in developing, marketing and releasing new products that respond to technological developments or changing customer needs and preferences. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these new products. In addition, these new products may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements to our products are delayed, or if these products or enhancements fail to achieve market acceptance when released, our sales volume may decline and earnings would be materially and adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forego purchases of our products, which could also materially and adversely affect our revenues and earnings.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories and we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely affected.

The demand for our products depends on many factors, including pricing and inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key third party carriers. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, cost of revenues and financial condition.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we must develop our products to keep pace with the rapidly changing portable electronic device market. Sophisticated electronic products like ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and jeopardize our relationship with carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and warranty claims and litigation which could harm our business, results of operations and financial condition.

The loss or significant reduction in business of any of our key customers, including Shenzhen Yuanjinda Import & Export Co., Ltd and Shenzhen Eway Computer Technology Co., Ltd, could materially and adversely affect our revenues and earnings.

We are highly dependent upon sales of our products to certain of our customers, including Shenzhen Yuanjinda Import & Export Co., Ltd and Shenzhen Eway Computer Technology Co., Ltd. During our fiscal years ended December 31, 2007 and 2006, Shenzhen Yuanjinda Import & Export Co., Ltd accounted for approximately 7.5% and 6.8%, respectively , and Shenzhen Eway Computer Technology Co., Ltd. accounted for approximately 5.81% and 5.32%, respectively, of our net revenues. No other customer accounted for greater than 5% of our net revenues during these periods. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of Shenzhen Yuanjinda Import & Export Co., Ltd and Shenzhen Eway Computer Technology Co., Ltd. , or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from Shenzhen Yuanjinda Import & Export Co., Ltd and Shenzhen Eway Computer Technology Co., Ltd. , or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

We depend on a limited number of suppliers for components for our products. The inability to secure components for our products could reduce our revenues and adversely affect our relationship with our customers.

We rely on a limited number of suppliers for our component parts and raw materials. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant potential risks, including:

•	lack of availability of materials and interruptions in delivery of components and raw materials from our suppliers;
•	manufacturing delays caused by such lack of availability or interruptions in delivery;
•	fluctuations in the quality and the price of components and raw materials, in particular due to the petroleum price impact on such materials; and
•	risks related to foreign operations.

We generally do not have any long-term or exclusive purchase commitments with any of our suppliers. Shenzhen Lian Run Digital Technology Co., Ltd and Shenzhen Huaxinhang Industrial Co., Ltd are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for the fiscal year ended December 31, 2007. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of products from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.

Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including displays, control ICs, Flashes, Wifi modules, GPS modules and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

The seasonality of our business, as well as changes in consumer spending and economic conditions, may cause our quarterly operating results to fluctuate and cause our stock price to decline.

Our net revenue and operating results may vary significantly from quarter to quarter. The main factors that may cause these fluctuations are:

•	seasonal variations in operating results;
•	variations in the sales of our products to our significant customers;
•	increases in returned consumer electronics products in the first quarter which follows our peak third and fourth quarter sales;
•	variations in manufacturing and supplier relationships;
•
if we are unable to correctly anticipate and provide for inventory requirements from quarter to quarter, we may not have sufficient inventory to deliver our products to our customers in a timely fashion or we may have excess inventory that we are unable to sell;

•	the discretionary nature of our customers’ demands and spending patterns;
•	changes in market and economic conditions; and
•	competition.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.

Sales of our products are somewhat seasonal due to consumer spending patterns, which tend to result in significantly stronger sales in our third and fourth fiscal quarters, especially as a result of the holiday season. This pattern will probably not change significantly in the future. Although we believe that the seasonality of our business is based primarily on the timing of consumer demand for our products, fluctuations in operating results can also result from other factors affecting us and our competitors, including new product developments or introductions, availability of products for resale, competitive pricing pressures, changes in product mix, pricing and product reviews and other media coverage. Due to the seasonality of our business, our results for interim periods are not necessarily indicative of our results for the year.

As a result of these and other factors, revenues for any quarter are subject to significant variation, which may adversely affect our results of operations and the market price for our common stock.

We depend upon patents we license from a third party, Zhao Zifeng, our Chief Executive Officer and Chairman of the Board. The loss of these licenses, an increase in the costs of these licenses or Mr. Zhao’s failure to properly maintain or enforce the patents underlying such licenses may require us to suspend our operations until we obtain replacements and/or redesign our products.

We rely upon certain patents licensed from our Chief Executive Officer and Chairman of the Board, Zhao Zifeng, which gives us rights to third party intellectual property that is necessary or useful for our business. We may also enter into additional licenses to third party intellectual property in the future. In addition, because we do not own any patents relating to our technologies, we do not have the right to defend perceived infringements of patents relating to such technologies. Thus, our success will depend in part on the ability and willingness of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications for the intellectual property we have licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our ability to compete partly depends on the superiority, uniqueness and value of our technologies, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our intellectual property, any of the following occurrences may reduce the value of our intellectual property:

•	our applications for trademarks or patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents, copyrights and trademarks may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or dilution of our trademarks;

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those that we develop; or

•	another party may obtain a blocking patent that would force us to either obtain a license or design around the patent to continue to offer the contested feature or service in our technologies.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on bank loans and net revenues to meet our short-term cash requirements. In order to grow revenues and sustain profitability, we will need additional capital. As of the date of this filing, we do intend to conduct an public offering financing. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

    •   New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

    •   Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

    •   Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor. Recent changes in Chinese labor laws that are effective January 1, 2008 are likely to increase costs further and impose restrictions on our relationship with our employees. There can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We are subject to market risk through our sales to international markets.

A growing percentage of our sales are being derived from international markets. These international sales are primarily focused in Europe, Southeast Asia, and North America. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	Economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. Sales through distributors represent approximately 15% of total revenue. Significant terms and conditions of distributor agreements include FOB source, net 30 days payment terms, with no return or exchange rights, and no price protection. Since the product transfers title to the distributor at the time of shipment by us, the products are not considered inventory on consignment. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China. We also operate procurement, logistics, sales and marketing facilities in other parts of the world. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment. We may incur expenses relating to such damages.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

—	vulnerability of our business to a general economic downturn in China;
—	fluctuation and unpredictability of costs related to the raw material used to manufacture our products;
—	seasonality of our business;
—	changes in the laws of the PRC that affect our operations;
—	competition from our competitors; and
—	our ability to obtain necessary government certifications and/or licenses to conduct our business.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Yinlips Digital Technology (Shenzhen) Co., Ltd., (“Shenzhen Yinlips”) is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

—	levying fines;
—	revoking our business license, other licenses or authorities;
—	requiring that we restructure our ownership or operations; and
—	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen Yinlips, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market portable electronic products throughout the PRC. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business. We cannot assure investors that Shenzhen Yinlips will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our manufacturing operations. Our environmental permit from the Shenzhen Environment Protection Bureau Nanshan Bureau (the “Bureau”) covering our manufacturing operations are currently in effect and do not expire until February 5, 2010. If we are unable to renew our permit when it expires or we fail to comply with the provisions of the permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain required prior approval for the share exchange, reverse merger and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Shenzhen Yinlips’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen Yinlips’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or a SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, Podium, was owned by a non-PRC individual. Podium obtained all the equity interests of Shenzhen Yinlips further to an Equity Transfer Agreement dated December 28, 2007 (the “Original Equity Agreement”) by and among Podium, Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, and Zhang Weiqiang. The Original Equity Agreement received approval by the Shenzhen Bureau of Trade and Industry on January 15, 2008 and Shenzhen Yinlips filed all required applications and received all appropriate SAFE approvals from the Shenzhen branch of MOFCOM. The Original Equity Agreement was amended and restated in September 2008 (the “Restated Equity Agreement”) to increase the total purchase price of the equity interests of Shenzhen Yinlips to RMB 19,200,000 although no additional governmental approvals were obtained for the Restated Equity Agreement.

Following the Exchange, we intend to offer our Chief Executive Officer, Zhao Zifeng, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock at a per share purchase price of $0.415 (the “Purchase Right”). Each of the shareholders and warrantholders of SRKP 17 prior to the Exchange has agreed to cancel 0.91867 shares of common stock and warrants to purchase 0.98943 shares of common stock held by each of them for each one 91) share of common stock purchased by Mr. Zhao pursuant to the Purchase Right. Assuming the full exercise of the Purchase Right, Mr. Zhao will own approximately 53.43% of our outstanding common stock.

The PRC regulatory authorities may take the view that the acquisition of Shenzhen Yinlips by Podium, the Exchange and the Purchase Right are part of an overall series of arrangements which constitute a Related Party Acquisition, because at the end of these transactions, PRC individuals become majority owners and effective controlling parties of a foreign entity that acquired ownership of Shenzhen Yinlips. The PRC regulatory authorities may also take the view that the registration of the acquisition of Shenzhen Yinlips by Podium with the Shenzhen Bureau of Trade and Industry and the filings with the Shenzhen SAFE and MOFCOM may not evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the Shenzhen Bureau of Trade and Industry, SAFE or MOFCOM of the overall restructuring arrangements, the existence of the Exchange and its link with the acquisition of Shenzhen Yinlips by Podium. The PRC legal counsel of Shenzhen Yinlips has opined that: (1) the Original Equity Agreement and the transactions thereunder have received all requisite approvals from the competent authorities, and all required registrations, certifications and approvals for the Original Equity Agreement and the transactions thereunder have been received by Shenzhen Yinlips; (2) Shenzhen Yinlips has filed all required applications for the Original Equity Agreement and the transactions thereunder and has received any and all required foreign exchange registrations, certifications and approvals as required, including, but not limited to, those as required from the appropriate national and local branches of SAFE and MOFCOM; (3) to their best knowledge, the Original Equity Agreement and the transactions thereunder do not (a) contravene or circumvent any provision of applicable PRC laws and regulations, including without limitation, the M&A Regulations, the Circular on Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicle effectives as of November 1, 2005 and its implementing rules; or (b) contravene the articles of association, business license or other constituent documents of Shenzhen Yinlips; and (4) to their best knowledge, they are not aware of any issue, fact or circumstance which would lead them to believe that the PRC regulatory authorities would revoke the Original Equity Agreement and the transactions thereunder which the Shenzhen Bureau of Trade and Industry has duly approved and that although approval of the Restated Equity Agreement has not been obtained, the Restated Equity Agreement is in compliance with the applicable PRC laws and regulations.

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, may take the same view as the PRC legal counsel. If the PRC regulatory authorities take the view that the acquisition constitutes a Related Party Acquisition under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOFCOM.

If the PRC regulatory authorities take the view that the acquisition of Shenzhen Yinlips by Podium constitutes a Related Party Acquisition without the approval of the national offices of MOFCOM, they could invalidate our acquisition and ownership of Shenzhen Yinlips. Additionally, the PRC regulatory authorities may take the view that the Exchange constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC. If this takes place, we would attempt to find a way to re-establish control of Shenzhen Yinlips’ business operations through a series of contractual arrangements rather than an outright purchase of Shenzhen Yinlips. But we cannot assure you that any such contractual arrangements will be protected by PRC law or that the Company can receive as complete or effective economic benefit and overall control of Shenzhen Yinlips’ business than if the Company had direct ownership of Shenzhen Yinlips. In addition, we cannot assure you that any such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Shenzhen Yinlips, our business and financial performance will be materially adversely affected.

If the CSRC approval is not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the aforementioned rules and regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens. In particular, further to the Purchase Right, we intend to offer our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

—	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,
—	the sickness or death of our key officers and employees, or
—	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, most of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that was conducted in connection with the Exchange. The registration statement must be filed with 60 days of the closing of the Exchange. We also agreed to register all of the 1,125,000 shares of common stock and 665,091 shares of common stock issuable upon the exercise of outstanding warrants held by our shareholders immediately prior to the Exchange. Of these shares, 229,613 shares of common stock and 135,745 shares of common stock underlying warrants would be covered by the registration statement filed in connection with the Private Placement, and 895,387 shares of common stock and 529,346 shares of common stock underlying warrants, which are beneficially owned by affiliates of the placement agent would be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement. This current report is not an offer of securities for sale. Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Additionally, following the Exchange, the former stockholders of Podium may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Exchange, 1% of our issued and outstanding shares of common stock was approximately 71,622 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Exchange, Private Placement and Purchase Right, our Chief Executive Officer and Chairman of the Board exercises significant influence over us.

Our Chief Executive Officer and Chairman of the Board, Zhao Zifeng, will beneficially own or control approximately 53.43% of our outstanding shares as of the close of the Exchange, Private Placement and exercise in full of the Purchase Right. Mr. Zhao has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Zhao may also have the power to prevent or cause a change in control. In addition, without the consent of Mr. Zhao, we could be prevented from entering into transactions that could be beneficial to us. The interests of Mr. Zhao may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Because most of our sales are made in U.S. Dollars and most of our expenses are paid in RMB, devaluation of the U.S. Dollar could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. Dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. Dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. This modification has resulted in an approximate 7.3% appreciation of the RMB against the U.S. Dollar from July 21, 2005 to May 2, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of the U.S. Dollar against the RMB, including future devaluations. Because most of our net sales are made in U.S. Dollars and most of our expenses are paid in RMB, any future devaluation of the U.S. Dollar against the RMB could negatively impact our results of operations.

We may not be able to achieve the benefits we expect to result from the Exchange.

On September 22, 2008, we entered into the Exchange Agreement with all of the shareholders and warrantholders of Podium, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Podium in exchange for shares of our common stock and warrants to purchase our common stock. On October 17, 2008, the Exchange closed, Podium became our 100%-owned subsidiary and our sole business operations became that of Podium and its subsidiaries. We also have a new Board of Directors and management consisting of persons from Podium and Shenzhen Yinlips and changed our corporate name from SRKP 17, Inc. to Yinlips Technology, Inc.

We may not realize the benefits that we hoped to receive as a result of the Exchange, which include:

—	access to the capital markets of the United States;
—	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
—	the ability to use registered securities to make acquisition of assets or businesses;
—	increased visibility in the financial community;
—	enhanced access to the capital markets;
—	improved transparency of operations; and
—	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding Yinlips and its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Yinlips’ financial condition, results of operations, and the expected impact of the Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	our ability to develop and maintain awareness of our brand;
•	our ability to develop and market new products;
•	competitive nature of our industry;
•	market acceptance of our products;
•	compliance and changes in the laws of the PRC that affect our operations;
•	continued maintenance of certificates, permits and licenses required to conduct business in China;
•	vulnerability of our business to general economic downturn, especially in the PRC; and
•
the other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.02 for a description of the Company’s securities post-Exchange, Private Placement and Purchase Right and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides Yinlips’ audited financial statements as of and for the period ended December 31, 2007, the unaudited financial statements as of and for the six months ended June 30, 2008, and Podium's unaudited financial statements as of and for the six months ended June 30, 2008.

Item 2.02  Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Podium Technology Limited, a British Virgin Islands corporation (referred to herein as “Podium”) and its wholly-owned subsidiary Yinlips Digital Technology (Shenzhen) Co., Ltd. (referred to herein as “Shenzhen Yinlips”). This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s financial statements and the related notes, and the other financial information included in this current report.

Forward-Looking Statements

This filing contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through Shenzhen Yinlips, we engage in the development, production and sales of portable electronic products such as Micro PCs, HD hard disk multimedia players, MP6s, MP5s, MP4s with gaming features, MP3s and digital photo frames. Our digital products have a solid reputation and established brand name in the PRC and abroad.

We sell our products to wholesalers and distributors of electronic products. For export sales and ODM production, we produce based on customer demand and orders. For products with our own brand names, customers generally do not provide us with any long-term commitments. As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products. In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders. To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue. For six months ended June 30, 2008, we had nine customers that each accounted for at least 5% of the revenues that we generated. These nine customers accounted for a total of approximately 69.79% of our revenue for that period. During the year ended December 31, 2007, we had three customers that generated revenues of at least 5% of our revenues. These three customers accounted for a total of approximately 18.56% of our revenue for the year ended December 31, 2007. For the year ended December 31, 2006, we had four customers that accounted for at least 5% of revenue, and these four customers accounted for approximately 24.31% of our revenue. Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income. We have long term supply contracts with stable supply source. This practice reduces our risk on shortage of raw material supply. But any future purchase price fluctuations will affect our production costs and gross margin.

Recent Events

On September 22, 2008, SRKP 17, Inc., a Delaware corporation (“SRKP 17”), entered into a share and warrant exchange agreement (the “Exchange Agreement”), with Podium, its sole shareholder and its warrantholders, pursuant to which the shareholder would transfer all of the issued and outstanding shares of Podium to SRKP 17 in exchange for 65,795 shares of SRKP 17’s common stock and the warrantholders would transfer all of the issued and outstanding warrants of Podium to SRKP 17 in exchange for warrants to purchase 300,000 shares of our common stock at an exercise price of $1.10 per share (the “Exchange”). On October 17, 2008, the Exchange closed and Podium became a wholly-owned subsidiary of SRKP 17, which immediately changed its name to “Yinlips Technology, Inc.” A total of 65,795 shares and 300,000 warrants were issued to the former shareholder and warrantholders of Podium, respectively.

In addition, on October 17, 2008, concurrently with the close of the Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 4,473,583 shares of Series A Convertible Preferred Stock at $1.10 per share. As a result, we received gross proceeds in the amount of approximately $4.9 million.

After the Exchange, we intend to offer Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock at a per share purchase price of $0.415 (the “Purchase Right”). Each of the shareholders and warrantholders of SRKP 17 prior to the Exchange agreed to cancel 0.91867 shares of common stock and warrants to purchase 0.98943 shares of common stock held by each of them for each one (1) share of common stock purchased by Mr. Zhao pursuant to the Purchase Right (the “SRKP 17 Share and Warrant Cancellation”). Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by certain of our stockholders and warrantholders prior to the Exchange.

Our BVI subsidiary, Podium, was owned by a non-PRC individual. Podium obtained all the equity interests of Shenzhen Yinlips further to an Equity Transfer Agreement dated December 28, 2007 (the “Original Equity Agreement”) by and among Podium, Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, and Zhang Weiqiang. The Original Equity Agreement was amended and restated in September 2008 (the “Restated Equity Agreement”) to increase the total purchase price of the equity interests of Shenzhen Yinlips to RMB 19,200,000.

Following the Exchange, we intend to offer our Chief Executive Officer, Zhao Zifeng, the Purchase Right described above. Assuming the full exercise of the Purchase Right, Mr. Zhao will own approximately 53.43% of our outstanding common stock. See “Risk Factors” beginning on page 13 above for a more complete description of the aforementioned restructuring and risks associated therewith.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition. We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience.

Allowance for doubtful accounts. In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer ’ s currency is frequently a currency other than United States dollars.

Inventories. Inventories comprise raw materials and finished goods are stated at the lower of cost or market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Taxation. Under the tax laws of PRC, Shenzhen Yinlips has had tax advantages granted by local government for corporate income taxes and sales taxes commencing from the establishment of the Company.   As a manufacturing enterprise established in Shenzhen, PRC, the Company was entitled to a preferential Enterprise Income Tax (”EIT”) rate, 15%. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. Since 2008, the local government has increased the EIT rate from 15% to 18%. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Recently Issued Accounting Pronouncements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent ’ s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have adopted SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In March 2008, the FASB issued SFAS 161, “ Disclosures about Derivative Instruments and Hedging Activities” . The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity ’ s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to our financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We have not elected the fair value option for any assets or liabilities under SFAS 159.

Results of Operations

The following table sets forth information from our statements of operations for the six months ended June 30, 2008 and 2007 and years ended December 31, 2007 and 2006:

	For Six Months Ended		For the Year Ended
	June 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

Revenue
Sales	$12,319,811	$9,272,741	$21,304,717	$14,136,570
Cost of goods sold	(9,621,007)	(7,545,034)	(16,883,580)	(11,630,350)
Gross Profit	2,698,805	1,727,706	4,421,137	2,506,220

Selling expenses	325,819	212,496	490,951	372,662
Other general and administrative	317,540	73,843	275,893	141,942
Research and development	470,297	424,851	867,903	236,041
Depreciation of property, plant and equipment	37,435	29,457	27,469	31,768
Total operating expenses	1,151,090	740,648	1,662,216	782,413
Income from operations	1,547,715	987,059	2,758,921	1,723,807

Other income (expenses)
Interest income (expense), net	725	1,270	55	(229)
Penalty on renovation contract	(42,552)
Write-down of obsolete inventory	-		-	(60,294)
Other income (expense), net	36	139	2,344	1,783
Total other income (expenses)	(41,791)	1,410	2,399	(58,740)

Income before income taxes	1,505,924	988,468	2,761,320	1,665,067
Income taxes	(276,625)	(148,270)	(411,155)	(249,760)

Net income	1,229,299	840,198	2,350165	1,415,307

Other Comprehensive Income:
Foreign currency translation adjustment	351,457	69,638	254,858	58,306
Comprehensive Income	$1,580,756	$909,836	$2,605,023	$1,473,613

Six months ended June 30, 2008 and 2007

Revenues, which consist of sales of our products, were $12,319,811 for six months ended June 30, 2008, an increase of $3,047,070, or 32.86%, compared to $9,272,741 for the same period in 2007. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts. The increase of revenue was also due to the new sales of MP4 and MP5, as well as price increases of some of our products. We believe the increases in sales revenue and volume are a result of our emphasis on brand promotion and utilizing our sales channels to continually increase our market share.

In the past, we have relied on sales to original equipment manufacturers (ODMs) for a significant portion of our revenues. ODM sales accounted for 60% of our revenues for the six months ended June 30, 3008 and sales of products with our own brand accounted for 40% of our revenues for the same period. We have increased our focus on and investment of resources in sales of our own brand which we believe will help decrease any reliance on ODM sales.

Cost of sales, which include raw material, labor and manufacturing overhead, were $9,621,007 for six months ended June 30, 2008, an increase of $2,075,973, or 27.51%, compared to $7,545,034 for the same period in 2007. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues. As a percentage of revenues, cost of sales for the six months ended June 30, 2008 and 2007 were 81.37% and 78.09%, respectively.

Gross profit for the six months ended June 30, 2008 was $2,698,805, or 21.91% of revenues, compared to $1,727,706, or 18.63% of revenues, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand. The increase in our gross profit margin for the six months ended June 30, 2008 is primarily due to the decrease in the price of raw materials and the increase in sales of our new products.

Various factors may impact our company’s performance in different ways. For example, the average selling price for certain of our existing products, such as MP3 players, is declining. By upgrading our products, adding functionality, and improving technological specifications, we can increase the value of such products and the resulting product price. This can help compensate for losses associated with decreasing prices for products with simple functions and can help increase our revenue and gross profit.

Also, gross profits and sales of more sophisticated products such as Micro PCs, HP hard disk multimedia players, MP6s and MP5s are currently higher due to higher price command for these products. As our sales mix shifts towards increasing sales of products such as these, our gross margins and profitability should be positively affected.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $325,819 for six months ended June 30, 2008, an increase of $113,323, or 53.33%, compared to $212,496 for the same period in 2007. The increase was primarily due to the increase of advertising expenses and sales commissions.

Research and development expenses, which were approximately $470,297 for the six months ended June 30, 2008, an increase of approximately $45,446, or 10.70%, compared to $424,851 million for the same period in 2007. The increase was primarily due to the development of new products. We expect research and development expenses to increase as a result of increasing efforts to develop more sophisticated technology products.

General and administrative expenses, which include wage, benefit, bad debts, utility, consulting, professional fees, various taxes and levies and other expenses, were $317,540 for six months ended June 30, 2008, an increase of $243,697, or 330.02%, compared to $73,843 for the same period in 2007. The increase was primarily a result of an increase in professional service fees and wages. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

We do not have loans and therefore, we do not pay any interest.

Income tax provisions for the six months ended June 30, 2008 were approximately $276,625, as compared to approximately $148,270 for the six months ended June 30, 2007. Shenzhen Yinlips is registered in the PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes commencing in 2001. Our effective income tax rates for the six months ended June 30, 2008 and June 30, 2007 were 15% and 18%, respectively. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to an enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

We had net income of $1,229,299 for the six months ended June 30, 2008, an increase of $389,101, or 46.31%, compared to $840,198 for the same period in 2007.

Years ended December 31, 2007 and 2006

Revenues were $21.3 million for the year ended December 31, 2007, an increase of $7.2 million, or 50.71%, compared to $14.1 million for the year ended December 31, 2006. The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts. The increase of revenue was also due to an increase of sales of new MP4 players. We believe the increases in sales revenue are a result of our emphasis on brand promotion and utilizing our sales channels to continually increase our market share.

ODM sales accounted for 60% of our revenues for the year ended December 31, 2007 and sales of products with our own brand accounted for 40% of our revenues for the same period.

Cost of sales was $16.9 million for the year ended December 31, 2007, an increase of $5.2 million, or 44.44%, compared to $11.7 million for the year ended December 31, 2006. The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 79.25% and 82.70%, respectively.

Gross profit for the year ended December 31, 2007 was $4.4 million, or 20.75% of revenues, compared to $2.5 million, or 17.73% of revenues, for the year ended December 31, 2006. The increase in our gross profit margin for the year ended December 31, 2007 was primarily due to the increased sales of our new products.

Selling expenses were $490,951 for the year ended December 31, 2007, an increase of $118,289, or 31.74%, compared to $372,662 for the year ended December 31, 2006. The increase in selling expenses was attributable to an increase in wages and sales commissions.

Research and development expenses were approximately $867,903 for the year ended December 31, 2007, an increase of approximately $631,862, or 267.69%, compared to approximately $236,041 for the year ended December 31, 2006. The increase was due to the development of updated versions of the MP4 player.

General and administrative expenses were $275,893 for the year ended December 31, 2007, an increase of $133,951, or 94.37%, compared to $141,942 for the year ended December 31, 2006. The increase is mainly due to an increase in wages and professional service fees.

We do not have loans and therefore, we do not pay any interest. We have $2,344 in interest income from bank deposits for the year ended December 31, 2007 as compared to $1,783 for the year ended December 31, 2006.

For the year ended December 31, 2007, we recorded a provision for income taxes of $411,155, compared to a credit for income taxes of $249,760 for the same period in 2006. The increase is mainly due to the increase of sales revenue and profit. The tax rate for each of the years ended December 31, 2007 and 2006 was 15%.

Net income was $2,350,165 for the year ended December 31, 2007, an increase of $934,858, or 66.05%, compared to $1,415,307 for the year ended December 31, 2006.

Liquidity and Capital Resources

We had working capital of approximately $4,952,354, $1,721,996, $3,374,135 and $926,564 as at June 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. The increase of working capital was largely caused by the increase in accounts receivable and inventory.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $4,551,540, $1,871,676, $2,020,275 and $1,479,870, or 56.19%, 51.72%, 39.19%, and 60.19% of current assets, as at June 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days. Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We typically offer certain of our customers 30 to 90 days credit terms for payment. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

As of June 30, 2008, inventories amounted to $1,949,088, compared to $1,165,615 at June 30, 2007. As of December 31, 2007, inventories amounted to $1,622,372, compared to $955,021 as of December 31, 2006. As sales volume increases 32.86% semi-annually in 2008 and 50% annually in 2007, inventories increase accordingly. We keep certain reserve amounts of raw materials in our inventories and engage in long-term agreements with certain suppliers to assure minimum additional expense from any condition of rising prices and shortages of raw materials used to manufacture our products.

As of June 30, 2008, accounts receivable amounted to $4,551,540, compared to $ 1,871,676 at June 30, 2007. As of December 31, 2007, accounts receivable amounted to $2,020,275, compared to $1,479,870 as of December 31, 2006. As our sales volume increases, accounts receivable increases accordingly.

As of June 30, 2008, accounts payable and accrued liabilities amounted to $ 2,134,677, compared to $1,535,518 at June 30, 2007. As of December 31, 2007, accounts payable and accrued liabilities amounted to $1,120,591, compared to $ 1,097,725 as of December 31, 2006. The increase in accounts payable and accrued liabilities is due to the increase in payables to the suppliers.

As of June 30, 2008, various taxes payable amounted to $140,688, compared to negative $138 at June 30, 2007. As of December 31, 2007, various taxes payable amounted to $81,277, compared to $55,835 as of December 31, 2006. The increase in various taxes payable is due to the increase in our income.

As of June 30, 2008, wages payable amounted to $471,260, compared to $241,276 at June 30, 2007. As of December 31, 2007, wages payable amounted to $368,594, compared to $184,175 as of December 31, 2006. The increase in wages payable is due to the increase in workforce and wage levels.

As of June 30, 2008, corporate taxes payable amounted to $211,666, compared to negative $ 110,866 at June 30, 2007. As of December 31, 2007, corporate taxes payable amounted to $195,041, compared to $184,511 as of December 31, 2006. The increase in corporate taxes payable is due to the increase in our income.

On October 17, 2008, upon an initial closing of a private placement, we received gross proceeds of approximately $4.9 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 4,473,583 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $1.10 per share. We agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the Private Placement within 60 days of the closing of the Exchange pursuant to the subscription agreement with each investor. For its services as placement agent, the placement agent received an aggregate commission equal to 9% of the gross proceeds from the financing, in addition to a $90,000 success fee for the Exchange, for an aggregate fee of $533,000.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $6,400 and $4,700 for the years ended December 31, 2007 and 2006, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Shenzhen Yinlips to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, Shenzhen Yinlips’ funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Net cash used in operating activities was $352,341 for the six months ended June 30, 2008, compared to net cash provided by operations of $106,774 for the six months ended June 30, 2007. The $245,567 increase was primarily due to an increase of accounts receivable and inventory. Net cash used in operating activities was $48,314 for the year ended December 31, 2007, compared to net cash provided by operations of $891,120 for the year ended December 31, 2006. The $842,807 decrease was primarily due to the refundable purchase price paid which was advanced for a business cooperation.

Net cash used in investing activities amounted to approximately $1,795 for the six months ended June 30, 2008, compared to net cash used in investing activities of $145,978 for the six months ended June 30, 2007. The change was due to the decrease of purchasing of property and equipment. Net cash used in investing activities amounted to approximately $209,275 for the year ended December 31, 2007, compared to net cash used in investing activities of $906,717 for the year ended December 31, 2006. The change was due to the decrease of purchasing of property and equipment.

Net cash provided by financing activities amounted to $173,727 for the six months ended June 30, 2008, compared to net cash used by financing activities of $7,913 for the six months ended June 30, 2007. The increase of cash provided was primarily a result of an increase of dues to our parent company, Podium, who paid the auditing fees for Yinlips. Net cash used by financing activities amounted to $7,913 for the year ended December 31, 2007, compared to net cash used in financing activities of $2,518 for the year ended December 31, 2006. The increase of cash used was primarily a result of payments due to employees.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Seasonality

Sales of our products are somewhat seasonal due to consumer spending patterns, which tend to result in significantly stronger sales in our third and fourth fiscal quarters, especially as a result of the holiday season. This pattern will probably not change significantly in the future. Although we believe that the seasonality of our business is based primarily on the timing of consumer demand for our products, fluctuations in operating results can also result from other factors affecting us and our competitors, including new product developments or introductions, availability of products for resale, competitive pricing pressures, changes in product mix, pricing and product reviews and other media coverage.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Item 3.02  Unregistered Sales of Equity Securities.

On May 30, 2008, prior to the closing of the Exchange, Podium received gross proceeds of $600,000 in a bridge financing transaction (the “Bridge Financing”), in which it issued two promissory notes in an aggregate principal amount of $600,000, bearing interest at a rate of 12% per year, the form of which is attached hereto as Exhibit 10.2 (the “Bridge Notes”). Pursuant to the terms of the Note and Warrant Purchase Agreement entered into with Triple Growth China LP and Midsouth Investor Fund LP, attached hereto as Exhibit 10.1, Podium also issued the lenders five-year warrants to purchase an aggregate of 300,000 shares of Podium common stock (the “Bridge Warrants”), the form of which is attached hereto as Exhibit 10.3. The exercise price for the shares underlying each Bridge Warrant is $1.10. Podium used the proceeds of the Bridge Financing for general corporate purposes, including working capital. The securities were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The investors qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2008, pursuant to the terms of the Exchange Agreement entered into by and among SRKP 17, Inc. (“SRKP 17”), Podium Technology Limited, a British Virgin Islands corporation (“Podium”), and the sole shareholder and the warrantholders of Podium (as described in Item 2.01 above), SRKP 17 issued 65,795 shares of common stock to the shareholder of Podium in exchange for all of the issued and outstanding shares of Podium and warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share to the warrantholders of Podium in exchange for all of the issued and outstanding warrants of Podium. The securities were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The shareholder and warrantholders of Podium qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2008, we conducted an initial closing of a private placement (the “Private Placement”). We received gross proceeds of approximately $4.9 million in a private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 4,473,583 shares of Series A Convertible Preferred Stock at a price of $1.10 per share. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

The placement agent earned a placement fee equal to 9% of the funds placed in the Private Placement, in addition to a success fee of $90,000, for an aggregate fee of $533,000.

This current report is not an offer of securities for sale. Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration.

On January 3, 2007, SRKP 17 issued 7,096,390 shares of common stock for an aggregate cash consideration of $5,000 and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share for an aggregate cash consideration of $2,500. SRKP 17 sold these shares of common stock and warrants under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Upon the full exercise of the Purchase Right, the shareholders of SRKP 17 agreed to the cancellation of an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by them.

POST-EXCHANGE, PRIVATE PLACEMENT AND PURCHASE RIGHT DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 7,690,795 shares are issued and outstanding as of the close of the Exchange, Private Placement and Purchase Right. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Exchange, Private Placement and Purchase Right, our Chief Executive Officer and Chairman of the Board, Zhao Zifeng, will own approximately 53.43% of the outstanding shares of our common stock. Accordingly, after completion of the Exchange, Private Placement and Purchase Right, Mr. Zhao will be in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. Upon completion of the initial closing of the Private Placement, we have issued 4,473,583 shares of our Series A Convertible Preferred Stock. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if the Company at any time prior to the first trading day on which its common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the Company’s common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, and (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement.

If the Company pays a stock dividend on its shares of common stock, subdivides outstanding shares of common stock into a larger number of shares, combines, through a reverse stock split, outstanding shares of its common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of its capital stock, then the conversion price of the Series A Convertible Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred Stock shall receive $1.10 per share of Series A Convertible Preferred Stock and are entitled to receive in preference to the holders of common stock an amount per share of $1.10 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of its assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If any shares of the Company’s Series A Convertible Preferred Stock are redeemed or converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

A copy of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.3.

Warrants

Prior to the Exchange, Private Placement and Purchase Right, the shareholders of SRKP 17 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 6,431,299 warrants will be cancelled in conjunction with the full exercise of the Purchase Right. Upon the full exercise of the Purchase Right, the shareholders will hold an aggregate of 665,091 warrants with an exercise price of $0.0001 and 300,000 warrants with an exercise price of $1.10.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Announcements of innovations or new products or services by us or our competitors;
•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Period-to-period fluctuations in our operating results;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Investor perceptions of us; and
•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;
•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On September 22, 2008, SRKP 17, Inc. (“SRKP 17”) entered into a share and warrant exchange agreement with Podium Technology Limited, a company organized under the laws of the British Virgin Islands (“Podium”), and the Podium shareholders and warrantholders. Pursuant to the share and warrant exchange agreement (the “Exchange Agreement”), SRKP 17 issued an aggregate of 65,795 shares of its common stock to the Podium shareholder in exchange for all of the issued and outstanding shares of Podium and warrants to purchase an aggregate of 300,000 shares of its common stock at an exercise price of $1.10 per share to the Podium warrantholders in exchange for all of the issued and outstanding warrants of Podium (the “Exchange”). The Exchange closed on October 17, 2008. Upon the closing of the Exchange, SRKP 17 (i) became the 100% parent of Podium, (ii) assumed the operations of Podium and (iii) changed its name from SRKP 17, Inc. to Yinlips Technology, Inc.

On October 17, 2008, concurrently with the close of the Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”). We received gross proceeds of approximately $4.9 million in the Private Placement. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 4,473,583 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a price of $1.10 per share. We agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the private placement within 60 days of the closing of the Exchange pursuant to the subscription agreement with each investor.

After the Exchange, we intend to offer Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock at a per share purchase price of $0.415 (the “Purchase Right”). Each of the shareholders and warrantholders of SRKP 17 prior to the Exchange agreed to cancel 0.91867 shares of common stock and warrants to purchase 0.98943 shares of common stock held by each of them for each one (1) share of common stock purchased by Mr. Zhao pursuant to the Purchase Right (the “SRKP 17 Share and Warrant Cancellation”). Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by certain of our stockholders and warrantholders prior to the Exchange.

Immediately following the closing of the Exchange, Private Placement and Purchase Right, Mr. Zhao Zifeng will beneficially own approximately 53.43% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 17 will own approximately 9.25% and investors in the Private Placement that closed concurrently with the Exchange (assuming full conversion of the maximum number of shares of the Series A Preferred Stock) will own 36.78%. We issued no fractional shares in connection with the Exchange.

Pursuant to the terms of the Exchange, we agreed to register a total of 1,125,000 shares of common stock and 665,091 shares of common stock issuable upon the exercise of outstanding warrants held by stockholders of SRKP 17 immediately prior to the Exchange. Of these shares, 229,613 shares of common stock and 135,745 shares of common stock underlying warrants would be covered by the registration statement filed in connection with the Private Placement and 895,387 shares of common stock and 529,346 shares of common stock underlying warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of its common stock on the American Stock Exchange.

The shares of our common stock and warrants to purchase shares of our common stock issued to the shareholders and warrantholders of Podium, respectively, in connection with the Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Yinlips. Our relocated executive offices are at Room 2929-31, NanGuang JieJia Building, No. 3037 Shen South-mid Road, FuTian District, ShenZhen, GuangDong, China.

For accounting purposes, the acquisition was accounted for using the purchase method of accounting in accordance with SFAS 141R, Business Combinations. A change of control of our company shall occur upon the full exercise of the Purchase Right by our Chief Executive Officer and Chairman of the Board, Mr. Zhao Zifeng.

At the consummation of the Exchange, SRKP 17’s board of directors immediately prior to the Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Zhao Zifeng, Wong Kwok Fu, Lawrence Kwok-Yan Chan, Li Sen and Li Feng to the board of directors of our company, with Zhao Zifeng serving as Chairman. The directors and officers of SRKP 17 prior to the Exchange then resigned as officers and directors of our company upon the closing of the Exchange. In addition, concurrent with the closing of the Exchange, our company’s board appointed Zhao Zifeng as Chief Executive Officer, Simon Zhang as Chief Financial Officer, Guo Mingguo as Vice President, Wang Xinggui as Financial Controller ,Tang Yuchun as Secretary, Li Shunde as Director of Research and Development, and Su Yang as Director of Marketing.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2008 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 17 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 17.

Upon closing of the Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Zhao Zifeng	44	Chairman of the Board of Directors and Chief Executive Officer
Wong Kwok Fu	34	Director
Lawrence Kwok-Yan Chan	40	Director
Li Sen	47	Director
Li Feng	40	Director
Simon Zhang	44	Chief Financial Officer
Guo Mingguo	36	Vice President
Wang Xinggui	39	Financial Controller
Tang Yuchun	25	Secretary
Li Shunde	34	Director of Research and Development
Su Yang	29	Director of Marketing

Zhao Zifeng has been a director and the General Manager of Yinlips since April 2001. Mr. Zhao has over 15 years of experience in the consumer electronics industry. From January 1999 to April 2001, Mr. Zhao served as Project Manager and the Assistant to the General Manager of Shenzhen Yifang Digital Technologies Co., Ltd., a manufacturer of portable storage and media devices. From April 1995 to January 1999, Mr. Zhao served as the Manager of the Quality Department at Action Electronics Co., LTD. (Taiwan), a manufacturer of mobile multimedia devices. Mr. Zhao received a diploma in machinery and electronics in 1990 from the Sichuan University of Science & Engineering and is currently pursuing his MBA from the Guanghua School of Management, Peking University.

Wong Kwok Fu has served as a director of Yinlips since March 2008. Since June 2005, Mr. Wong also served as Executive Vice President of Suny Electronics (Shenzhen) Co., Ltd., a manufacturer of optoelectronics products. From August 2000 to May 2005, Mr. Wong served as the Senior Conversation Director for The Conservancy Association, a non-government environmental organization. Mr. Wong received a Bachelor’s degree in Applied Biology in 1998 and a Master’s degree in Environmental Sciences in 2005, both from the City University of Hong Kong.

Lawrence Kwok-Yan Chan has served as director of Yinlips since August 2008. Mr. Chan also currently serves on the board of directors of China Display Technologies, Inc., a publicly traded company. Since January 2004, Mr. Chan also served as Chief Executive Officer and Chairman of Suny Electronics (Shenzhen) Company Limited, a manufacturer of electronic products. From 2000 to 2004, Mr. Chan served as the general manager of Wai Chi Electronics Co. Mr. Chan received a Bachelor’s degree in Science from Hong Kong Polytechnic University in 1991.

Li Sen has served as a director of Yinlips since August 2008. Since January 2001, Mr. Li was also a Senior Engineer for the Shenzhen Bureau of Science, Technology and Information. Mr. Li received his Bachelor’s degree in Science from Jiangsu Normal University in 1982 and his Master’s degree in Business from New Zealand Engineering and Technology College in 1998.

Li Feng   has served as a director of Yinlips since August 2008. Since April 2001, Mr. Li also served as a Senior Officer of the Institutions Supervisory Division of the CIRC Shenzhen Bureau. Mr. Li received his Master’s and Doctorate degrees in Economics in 1996 and 2004, respectively, both from the School of Economics and Finance of Xi’an Jiaotong University.

Simon Zhang has served as the Chief Financial Officer of Yinlips since January 2008. From July 2007 to December 2007, Mr. Zhang served as Chief Financial Officer of Evergreen Investment Inc., a holding company which focuses on restaurant investment. From January 2006 to July 2007, Mr. Zhang was the financial controller of Kapila Corporation, a company primarily engaged in textile trading. From January 2003 to December 2005, Mr. Zhang was an accountant at Flycomputer, an information technology firm. Mr. Zhang received a diploma in Financial Management in 2004 from the British Columbia Institute of Technology and a Master of Sciences in 1989 from Wuhan University.

Guo Mingguo has served as Vice General Manager of Yinlips since February 2006. From June 2003 to February 2006, Mr. Guo served as the Vice General Manager of ShenZhen Kente Science-Technology Development Co., Ltd., a manufacturer of computer peripheral equipment and digital products. From July 1999 to May 2003, Mr. Guo served as Vice General Manager of Shenzhen Zhuangzheng Electronics Technology Co., Ltd., a manufacturer of color displays. Mr. Guo received a diploma in Applied Electronics from the University of Electronic Science and Technology of China in 1993.

Wang Xinggui has served as Financial Controller of Yinlips since August 2006. From November 1998 to July 2006, Mr. Wang served as Financial Controller of Jintianlong Enterprise (Shenzhen), Co., Ltd., a construction company. Mr. Wang received a diploma in Financial Management from Anhui Normal University in 1991.

Tang Yuchun has served as Secretary of Yinlips since August 2007. From February 2006 to March 2007, Ms. Tang taught civil procedure at the Guangzhou Judicial School. Ms. Tang received her Bachelor’s degree in Law in 2005 and her Master’s degree in International Law in 2007, both from Guangdong University of Foreign Studies.

Li Shunde has served as Director of Research and Development of Yinlips since April 2006. From July 2005 to April 2006, Mr. Li served as the Supervisor of the Research and Development Department of Shenzhen Yifang Digital Technologies Co., Ltd., a manufacturer of digital products such as MP3s, hard disks, PMPs and OIPs. From May 2003 to June 2005, Mr. Li was an engineer for the research and development department at the Shezhen branch of Infospace (China), a developer and manufacturer of digital products. Mr. Li received his Bachelor’s degree in Electronic Engineering from Hunan University in 1997.

Su Yang has served as Director of Marketing for Yinlips since January 2004. From August 2002 to December 2003, Ms. Su was a computer teacher at a high school in the Liaoning province in China. From August 2001 to March 2002, Mr. Su taught at the network educational laboratory of Beijing Normal University.   Mr. Su received a Bachelor’s degree in Computer Applications from Jinzhou Teacher’s College in 2002.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Family Relationships

None.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

There have been no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. Our company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. If we are successful in listing our common stock on the American Stock Exchange, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the American Stock Exchange and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Exchange on October 17, 2008, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Exchange are no longer employed by or affiliated with our company.  Richard Rappaport, our President, and Anthony Pintsopoulos, our Chief Financial Officer and Secretary, during 2007 and 2008 prior to the Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer and Chairman of the Board, Zhao Zifeng, determined the compensation for our current executive officers that was earned and paid in fiscal 2007. Compensation for our current executive officers, which currently consists of Simon Zhang, Guo Mingguo, Wang Xinggui ,Tang Yuchun, Li Shunde, and Su Yang, is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused on. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, Zhao Zifeng evaluates our company’s achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. Zhao Zifeng also conducts a monthly and annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities. Bonuses are paid at the end of each fiscal year.

We believe that the salaries paid to our executive officers during 2007 and 2006 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2008 will follow the same evaluation methods as were used for 2007. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our Board of Directors does not currently have a compensation committee. We anticipate that our Board of Directors will establish a compensation committee in the near future that will be comprised of non-employee members of our Board of Directors. Our current expectation is that the compensation committee of our Board of Directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

Until such time as a formal compensation program and committee is established, which we expect will occur in the near future, Zhao Zifeng will structure compensation and bonus levels and our Board of Directors will approve the structure. After the compensation committee is formed, it will determine the structure. Our Board of Directors has established a compensation program for executive officers for 2008 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2008, bonuses for executive officers will be based on company and individual performance factors, as described above. If we successfully complete our proposed listing on the American Stock Exchange and offering in 2008, we may adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%. That determination would likely be made towards the end of the fiscal year 2008.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the two fiscal years ended December 31, 2007 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	All other compensation (1)	Total

Zhao Zifeng	2007	$18,700	$-	$-	$18,700
Chief Executive Officer	2006	18,700	-	-	18,700

Simon Zhang	2007	$-	$-	$-	$-
Chief Financial Officer	2006	-	-	-	-

Richard Rappaport(2)	2007	$-	$-	$-	$-
Former Chief Executive Officer	2006	-	-	-	-
and Former Director

Anthony Pintsopoulos (2)	2007	$-	$-	$-	$-
Form Chief Financial Officer,	2006	-	-	-	-
Former Secretary, and
Former Director

(1) Relates to automobile, housing and medical personal benefits.
(2) Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Exchange on October 17, 2008.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in 2007

There were no option exercises or stock vested in 2007.

Pension Benefits

There were no pension benefit plans in effect in 2007.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2007.

Employment Agreements

Each of Zhao Zifeng, Simon Zhang, Guo Mingguo, Wang Xinggui, Tang Yuchun, Li Shunde and Su Yang are parties to employment agreements with durations of one year from January 1, 2008 to December 31, 2008, further to which each employee is paid a monthly salary as follows:

•	Zhao Zifeng is paid a monthly salary of RMB 11,000, which is approximately US$1,550.
•	Simon Zhang is paid a monthly salary of RMB 15,000, which is approximately US$2,150.
•	Guo Mingguo is paid a monthly salary of RMB 7,500, which is approximately US$1,100.
•	Wang Xinggui is paid a monthly salary of RMB 5,750, which is approximately US$800.
•	Tang Yuchun is paid a monthly salary of RMB 5,000, which is approximately US$700.
•	Li Shunde is paid a monthly salary of RMB 18,000, which is approximately US$2,600.
•	Su Yang is paid a monthly salary of RMB 3,500, which is approximately US$500, and include terms of commission.

The employment agreements provide that the parties may terminate the agreement upon mutual agreement. An employee may terminate his or her employment upon 30-days advanced written notice to the Company or immediately under certain circumstances including if the Company forces the employee to work in a hostile environment or threat or deprival of safe and healthy working conditions. The employment agreements also provide that the Company may terminate such agreement upon 30-days advanced written notice to an employee or immediately upon the payment of one month’s salary to the employee. If the employment agreement is terminated due to certain circumstances, the Company must pay pecuniary compensation to the employee. The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation. .

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its Board of Directors for their services in that capacity. The Company intends to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Podium Technology Limited

Upon closing of the Exchange, Podium Technology Limited (“Podium”) became a wholly-owned subsidiary of Yinlips Technology, Inc., each of which has interlocking executive and director positions with the other.

Share and Warrant Exchange

On October 17, 2008, SRKP 17 completed the Exchange with Podium and the former shareholder and warrantholders of Podium. At the closing, Podium became a wholly-owned subsidiary of SRKP 17 and 100% of the issued and outstanding securities of Podium were exchanged for securities of SRKP 17. An aggregate of 65,795 shares of common stock were issued to the shareholder and warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $1.10 were issued to the warrantholders. As of the close of the Exchange, the formed shareholder of Podium owned approximately less than 1% of the issued and outstanding stock of SRKP 17.

The Company’s Board of Directors resigned in full and appointed Zhao Zifeng, Wong Kwok Fu, Lawrence Kwok-Yan Chan, Li Sen and Li Feng to the board of directors of our company, with Zhao Zifeng serving as Chairman. The Company’s Board of Directors also appointed Zhao Zifeng as Chief Executive Officer, Simon Zhang as Chief Financial Officer, Guo Mingguo as Vice President, Wang Xinggui as Financial Controller ,Tang Yuchun as Secretary, Li Shunde as Director of Research and Development, and Su Yang as Director of Marketing.

Private Placement

The placement agent for the $5 million equity financing conducted by the Company on the close of the Exchange received a commission equal to 9% of the gross proceeds from the financing, in addition to a success fee of $90,000, for an aggregate fee of $533,000. Richard Rappaport, the President of SRKP 17 and one of its controlling stockholders prior to the Exchange, indirectly holds a 100% interest in the placement agent. Anthony C. Pintsopoulos, an officer, director and significant shareholder of SRKP 17 prior to the Exchange, is the Chief Financial Officer of the placement agent. Kevin DePrimio and Jason Stern, each employees of the placement agent, are also shareholders of SRKP 17. Thomas J. Poletti is a shareholder of SRKP 17 and a partner of K&L Gates LLP, Yinlips’ U.S. legal counsel. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Exchange. This current report is not an offer of securities for sale. Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Purchase Right and Share and Warrant Cancellation

After the Exchange, we intend to offer Zhao Zifeng, our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 6,500,000 shares of our common stock at a per share purchase price of $0.415 (the “Purchase Right”). Each of the shareholders and warrantholders of SRKP 17 prior to the Exchange agreed to cancel 0.91867 shares of common stock and warrants to purchase 0.98943 shares of common stock held by each of them for each one (1) share of common stock purchased by Mr. Zhao pursuant to the Purchase Right (the “SRKP 17 Share and Warrant Cancellation”). Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by certain of our stockholders and warrantholders prior to the Exchange.

Real Estate Purchase Agreement with Zhao Zifeng

On August 15, 2006, Zhao Zifeng, our Chief Executive Officer, whose previous name is Zhao Taisheng, and Shenzhen Yinlips entered into Real Estate Purchase Contract (the “Real Estate Contract“), pursuant to which Mr. Zhao transferred the properties located at Room 2929, 2931, 1822, 1609, Nanguang Jiejia Building, Shennan Zhong Road, Futian District, Shenzhen to Shenzhen Yinlips (the “Property”) for a purchase price of RMB 6.078 million, which is approximately $888,000 (the “Purchase Price”). The total area of the Property is 242.56 squared meters. The corresponding land use rights were transferred together with the Property. As of the date hereof, Shenzhen Yinlips has paid the Purchase Price in full and is using the Property as its principal office.

Patent License Agreement

Our Chief Executive Officer, Zhao Zifeng, has legal ownership of the approximately three patents in China, in addition to four patent applications, that we rely on in the operation of our business. On October 4, 2008, we entered into patent license agreement with Mr. Zhao for the right to use such patents and patent applications in the operation of our business. We and Mr. Zhao also intend to file appropriate certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal license of the patents and patent applications by us. Mr. Zhao did not receive any additional consideration for the license of the intellectual property rights to us, other than the execution of the patent license agreement being a condition to closing of Exchange, as described below.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Exchange on October 17, 2008 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Exchange, Private Placement and Purchase Right, we had outstanding 7,096,390 shares of common stock, warrants to purchase 7,096,390 shares of common stock and no options to purchase shares of common stock. Immediately after the closing of the Exchange, Private Placement and Purchase Right, we will have 7,690,795 issued and outstanding shares of common stock, 4,473,583 shares of Series A Preferred Stock, no options and warrants to purchase 665,091 shares of common stock at an exercise price of $0.0001 per share and warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Exchange based on 12,164,378 issued and outstanding shares of common stock (assuming the full conversion of the maximum number of shares of Series A Preferred Stock), by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;
•	Each executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Yinlips Technology, Inc., Room 2929-31, NanGuang JieJia Building, No. 3037 Shen South-mid Road, FuTian District, ShenZhen, GuangDong, China.
Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Exchange, Private Placement Offering and Purchase Right		Percent of Class

Directors and Executive Officers:

Zhao Zifeng	Chairman of the Board of Directors and Chief Executive Officer	6,500,000		53.43%

Wong Kwok Fu	Director	65,795		*

Lawrence Kwok-Yan Chan	Director	0		0%

Li Sen	Director	0		0%

Li Feng	Director	0		0%

Simon Zhang	Chief Financial Officer	0		0%

Guo Mingguo	Vice President	0		0%

Wang Xinggui	Financial Controller	0		0%

Tang Yuchun	Secretary	0		0%

Li Shunde	Director of Research and Development	0		0%

Su Yang	Director of Marketing	0		0%

All Officers and Directors as a Group (total of eleven (11) persons)		6,565,795		53.98%

5% Stockholders:

Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,147,270	(1)	9.11%

WestPark Financial Services, LLC (2) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		699,747	(3)	5.63%

* Indicates less than 1%.

(1)
Includes 180,000 shares of common stock and a warrant to purchase 106,415 shares of common stock owned by Mr. Rappaport. Also includes 50,625 shares of common stock and warrants to purchase 29,929 shares of common stock owned by each the Amanda Rappaport Trust and the Kailey Rappaport Trust as well as the shares of common stock and warrants to purchase shares of common stock owned by WestPark Financial Services, LLC.Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer and Chairman of WestPark Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(2)	Mr. Rappaport serves as Chief Executive Officer and Chairman of WestPark Financial Services, LLC.

(3)	Includes 439,763 shares of common stock and a warrant to purchase 259,984 shares of common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

2.1*	Restated and Amended Equity Transfer Agreement dated as of September 22, 2008 by and among Zhao Zifeng, Zhang Weiqiang and Podium Technology Limited.

2.2*
Share and Warrant Exchange Agreement, dated as of September 22, 2008, by and among the Registrant, Podium Technology Limited. Yinlips Digital Technology (Shenzhen) Co., Ltd., and all of the shareholders and warrantholders of Podium Technology Limited.

3.1*
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52930) filed with the Securities and Exchange Commission on November 26, 2007).

3.2*	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52930) filed with the Securities and Exchange Commission on November 26, 2007).

3.3*	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on October 15, 2008.

3.4*	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on October 20, 2008.

10.1*	Note and Warrant Purchase Agreement dated May 30, 2008 by and among Podium Technology Limited, Trillion Growth China LP and Midsouth Investor Fund LP.

10.2*	Form of Promissory Note.

10.3*	Form of Warrant.

10.4*	Form of Subscription Agreement.

10.5*	Registration Rights Agreement dated October 17, 2008 entered into by and between the Registrant and the Shareholders.

10.6*	Share and Warrant Cancellation Agreement dated October 17, 2008 entered into by and between the Registrant and the Shareholders.

10.7*	Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).

10.8*	Real Estate Purchase Contract dated August 15, 2006 entered into by and between Yinlips Digital Technology (Shenzhen) Co., Ltd. and Zhao Zifeng (translated to English).

10.9*	Patent License Agreement dated October 4, 2008 entered into by and between Yinlips Digital Technology (Shenzhen) Co., Ltd. and Zhao Zifeng (translated to English).

16.1*	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated October 21, 2008.

21.1*	List of Subsidiaries.

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yinlips Technology, Inc.

Dated: November 12, 2008		/s/ Zhao Zifeng
	By:	Zhao Zifeng
	Its:	Chief Executive Officer